Exhibit 5.1

COSÌ, INC. 294 Washington Street, Ste. 510 Boston, MA 02108 Main Tel: (857) 415-5000 Website: www.getcosi.com

May 13, 2015

Cosi, Inc.

294 Washington Street, Suite 510
Boston, Massachusetts 02108

Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as counsel to Cosi, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), for the resale of an aggregate of 13,941,372 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

In rendering the opinions set forth below, I have examined and relied upon the originals, copies or specimens, certified or otherwise identified to my satisfaction, of such certificates, corporate and public records, agreements and instruments and other documents as I have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion is expressed as of the date of effectiveness of the Registration Statement unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws after that date.

Very truly yours,

/s/ Vicki Baue
Vicki Baue, V. P. & General
Counsel, CCO